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   ATLAS                       ATLAS CORPORATION
CORPORATION                370 17th St., Suite 3050
  APPEARS                      Denver, CO  80202
   HERE]

NEWS                                         CONTACT:  GARY E. DAVIS
FOR IMMEDIATE RELEASE                        (303) 629-2440

     ATLAS COMPLETES ACQUISITION OF ARISUR AND OPERATING MINES IN BOLIVIA
                        _______________________________

     Denver, CO, October 9, 1996 -- Atlas Corporation (NYSE:AZ) announced today that it has completed the acquisition of Arisur, Inc., which owns and operates the Andacaba and the Don Francisco silver, zinc and lead mines located in southern Bolivia. Atlas acquired Arisur, Inc. from Arimetco International Inc. (ARX:TSE) and a group of investors for total consideration of $3.0 million cash and 4.0 million Atlas Common Shares.

     The Andacaba silver, zinc and lead mine has been in operation since the early 1900's. An expansion of Andacaba's mining and milling operations is already underway which, when completed in early 1997, is expected to result in an increase in production to 400 tpd from 220 tpd. The milling facilities at Andacaba will also be used to process the silver/zinc ore from Don Francisco, which commenced production in June 1996 and is anticipated to achieve its design capacity of 200 tpd during 1997. It is expected that by 1998 annual metal production from the Andacaba and Don Francisco will be 1.2 million ounces silver, 17,400 tonnes of zinc and 2,700 tonnes of lead.

     In addition to these acquisitions, Atlas has negotiated two options to acquire other mining properties and processing facilities for both precious and base metals located in Bolivia.

     Atlas also announced the appointment of Mario Caron and H. R. Shipes to the Company's board of directors. Mr. Caron has over twenty years of underground mining experience internationally in both the gold and base metals industries and most recently served as Chief Executive Officer of a Canadian gold/copper mining company. Mr. Shipes is currently the Chairman and Chief Executive Officer of Arimetco International Inc., a North American SXEW copper producer.

     Gary E. Davis, President of Atlas, said "With these acquisitions, Atlas will achieve two of its immediate goals: the return of the company to operating status and the acquisition of properties generating positive cash flow. With existing infrastructure in Bolivia, Atlas is now well positioned to take advantage of growth in mining in the region and is already evaluating several new opportunities. In the near term, Atlas will focus on expansion of its Bolivian operations with the expectation that future cash flows will be used to facilitate development of its existing gold properties."

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